Exhibit 23.5

                               ARTHUR ANDERSEN LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS



         As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated June 13, 2000 with respect to the consolidated balance sheets of Healthworld Corporation and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the three years in the period then ended December 31, 1999, which report is included in the Form 6-K filed by Cordiant Communications Group plc on September 25, 2000, and to all references to our Firm included in this Registration Statement.



Arthur Andersen LLP





Melville, New York

September 25, 2000